Exhibit 99.1

Educate, Inc. Consummates Merger

Baltimore, MD (June 14, 2007)—Educate, Inc. (Nasdaq: EEEE), a leading pre-K-12 education company delivering supplemental education services and products to students and their families, announced that it has completed the merger in which Educate was acquired by a group of investors including Christopher Hoehn-Saric, Chairman and Chief Executive Officer, Peter Cohen, President and Chief Operating Officer, and certain other members of management and affiliates of Sterling Capital Partners and Citigroup Private Equity. As a result of the transaction, which Educate stockholders approved on Tuesday, June 12, 2007, each issued and outstanding share of Educate common stock was canceled and converted automatically into the right to receive $8.00 in cash, without interest. The total value of the transaction, including assumed debt, was approximately $535 million.

As a result of this transaction, Educate’s common stock will cease trading on the Nasdaq Global Market at market close today, June 14, 2007, and will thereafter be delisted. Educate stockholders who possess stock certificates will receive instructions by mail from LaSalle Bank National Association, the paying agent, about how and where to forward their certificates for payment. Stockholders of record should wait to receive this information before surrendering their shares. Stockholders who hold shares of Educate’s common stock through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by their bank or broker.

About Educate, Inc.

Educate, Inc. (Nasdaq: EEEE) is a leading pre-K-12 education company delivering supplemental education services and products to students and their families. Educate’s consumer services businesses, including Sylvan Learning, North America’s best-known and most trusted tutoring brand, operates the largest network of tutoring centers, providing supplemental, remedial and enrichment instruction and its Educate Products business delivers educational products including the highly regarded Hooked on Phonics early reading, math and study skills programs. Catapult Learning, its school partnership business unit, is a leading provider of educational services to public and non-public schools. In its 25-year history, Educate has provided trusted, personalized instruction to millions of students improving their academic achievement and helping them experience the joy of learning. More information on Educate, Inc. can be found at www.educate-inc.com.

About Sterling Capital Partners

Sterling Capital Partners is an affiliate of Sterling Partners (“Sterling”), a private equity fund group with over $1.2 billion of capital under management. Founded in 1983, Sterling is a leading investor in the for-profit education industry. The firm partners with superior management teams, invests in companies with strong business fundamentals and leverages the firm’s proprietary methodology for acceleration of growth. Sterling collaborates closely with entrepreneurs and business owners to achieve the growth standard in their industry. Sterling Capital Partners assumes controlling interests in middle-market companies through equity investments ranging from $15 million to over $100 million per company. Industries of focus include education, healthcare, business services, direct marketing, specialty manufacturing and distribution, and technology.

About Citigroup Private Equity

Citigroup Private Equity (“CPE”), a unit of Citigroup Alternative Investments, is the primary investment arm of Citigroup Inc. (NYSE: C) that makes direct equity investments in partnership with leading private equity firms. CPE focuses on leveraged buyouts and recapitalizations across a broad range of industries, geographies and transaction sizes, and is currently investing Citigroup Capital Partners II, a $3.297 billion fund that closed in December 2006.

CPE manages and advises on approximately $12 billion, comprising more than 75 direct private equity and mezzanine investments and over 330 limited partnership investments, on behalf of proprietary accounts and clients of Citigroup Inc. CPE’s 20 investment professionals are based in New York and London.

Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup’s trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, and Banamex. Additional information may be found at www.citigroup.com.

Contact:

Kevin E. Shaffer

Educate, Inc.

410/843-8000

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